Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Profitable Third Quarter 2006

Company posts third quarter net income of $2.0 Million; forecasts record revenues in 2007

ATLANTA, GA… (November 2, 2006)… CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the third quarter of 2006 increased 22 percent to $20.0 million compared to $16.5 million in the third quarter of 2005. Net income in the third quarter of 2006 was $2.0 million, and $0.07 per basic and fully diluted common share, compared to a net loss of ($3.1) million, and ($0.14) per basic and fully diluted common share in the third quarter of 2005.

The third quarter of 2006 included a net $2.0 million gain related to the settlement of an insurance dispute. The third quarter of 2005 included a $741,000 charge related to the adjustment of reserves for product liability losses, a $701,000 charge related to post employment benefits, and a $412,000 gain for the change in the value of the derivative related to the Company’s preferred stock.

Revenues for the first nine months of 2006 increased 17 percent to $60.2 million compared to $51.3 million in the first nine months of 2005. Net income in the first nine months of 2006 was $415,000, and a net loss of ($0.01) per basic and fully diluted common share, compared to a net loss of ($18.9) million, and ($0.81) per basic and fully diluted common share in the first nine months of 2005.

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The first nine months of 2006 included a net $2.0 million gain related to the settlement of an insurance dispute, an $832,000 charge related to stock based compensation, a $451,000 gain related to the adjustment of reserves for product liability losses, and a $448,000 charge related to post employment benefits. The first nine months of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit, a $701,000 charge related to post employment benefits, a $403,000 benefit related to the adjustment of reserves for product liability and other legal losses, and a $372,000 charge for the change in the value of the derivative related to the Company’s preferred stock.

Steven G. Anderson, President and CEO of CryoLife, Inc., stated, “We are very pleased with the Company’s ongoing recovery. Steady improvement in the Company’s gross margins is encouraging, and the combination of increasing revenues and decreasing operating expenses bode well for the future. We expect to achieve record annual revenues and sustained profitability in 2007.”

BioGlue® revenues were $9.4 million for the third quarter of 2006 compared to $8.9 million in the third quarter of 2005, an increase of 6 percent. U. S. BioGlue revenues were $7.1 million and $6.7 million in the third quarter of 2006 and 2005, respectively. International BioGlue revenues were $2.3 million and $2.2 million in the third quarter of 2006 and 2005, respectively.

BioGlue revenues were $29.5 million for the first nine months of 2006 compared to $28.3 million in the first nine months of 2005, an increase of 4 percent. U.S. BioGlue revenues were $22.0 million and $21.5 million in the first nine months of 2006 and 2005, respectively. International BioGlue revenues were $7.5 million and $6.8 million in the first nine months of 2006 and 2005, respectively.

Tissue processing revenues in the third quarter of 2006 increased 41 percent to $10.3 million compared to $7.3 million in the third quarter of 2005. Tissue processing revenues in the first nine months of 2006 increased 34 percent to $29.8 million compared to $22.2 million in the first nine months of 2005. Tissue processing revenues increased primarily due to an increase in tissue procurement and an improvement in processing yields, which resulted in an increased number of allografts available for distribution.

Total product and tissue processing gross margins were 57 percent in the third quarter of 2006 compared to 52 percent in the third quarter of 2005. Total product and tissue processing gross margins were 56 percent in the first nine months of 2006 compared to 53 percent in the first nine months of 2005. Tissue processing gross margins in the third quarter of 2006 were 33 percent compared to 18 percent in the third quarter of 2005. Tissue processing gross margins in the first nine months of 2006 were 30 percent compared to 19 percent in the first nine months of 2005. Tissue processing gross margins improved in 2006 compared to 2005, primarily as a result of price increases and improved tissue processing yields, as well as an increase in the number of tissues processed.

General, administrative, and marketing expenses in the third quarter of 2006 were $8.5 million compared to $11.1 million in the third quarter of 2005. General, administrative, and marketing expenses in the third quarter of 2006 included a net $2.0 million gain from the settlement of an insurance dispute. General, administrative, and marketing expenses in the third quarter of 2005 included a $741,000 charge related to the adjustment of reserves for product liability losses and a $701,000 charge related to post employment benefits.

General, administrative, and marketing expenses in the first nine months of 2006 were $30.1 million compared to $42.7 million in the first nine months of 2005. General, administrative, and marketing expenses for the first nine months of 2006 included a net $2.0 million gain from the settlement of an insurance dispute, an $832,000 charge for stock based compensation, a $451,000 gain related to the adjustment of reserves for product liability losses and a $448,000 charge related to post employment benefits. General, administrative, and marketing for the first nine months of 2005 included an $11.8 million charge for the settlement of the shareholder class action lawsuit, a $701,000 charge related to post employment benefits and a $403,000 benefit related to the adjustment of reserves for product liability and other legal losses.

R&D expenses were $826,000 and $894,000 in the third quarters of 2006 and 2005, respectively. R&D expenses were $2.6 million and $2.7 million in the first nine months of 2006 and 2005, respectively.

As of September 30, 2006, the Company had $8.2 million in cash, cash equivalents, marketable securities (at market), and restricted securities, not including the net $2.0 million in proceeds from the settlement of an insurance dispute, which was received in October 2006.

2006 Guidance

The Company expects revenues for the full year of 2006 to be within its previous range of guidance of between $80.0 and $82.0 million. Selling, general and administrative expenses are expected to be between $40.5 and $41.5 million, which includes the net $2.0 million gain from the insurance dispute. Research and development expenses are expected to be between $3.5 and $4.0 million.

2007 Guidance

The Company expects record annual revenues for the full year of 2007 exceeding its previous record of $87.7 million recorded in 2002. The Company expects to provide more detailed guidance in its year-end conference call in February 2007.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, November 2, 2006, to discuss third quarter 2006 financial results, followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available November 2 - 9, 2006 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 217256.

The live webcast and replay, as well as a copy of this press release, can be accessed by going to the Investor Relations section of the CryoLife web site at http://www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding anticipated revenues for the full year of 2006 and 2007 and future growth and financial improvement. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company’s recently announced strategic directives may not generate anticipated revenue and earnings growth, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company’s SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, efforts by existing stockholders or others to gain influence or control over CryoLife may divert management’s attention from the Company’s operational recovery or otherwise be detrimental to the interests of the other stockholders, existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC.
Unaudited Financial Highlights
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Products	$9,687	$9,129	$30,308	$29,102
Human tissue preservation services	10,319	7,329	29,839	22,219
Research grants	12	--	74	--
Total revenues	20,018	16,458	60,221	51,321
Costs and expenses:
Products	1,576	1,940	5,581	6,135
Human tissue preservation services	6,954	6,015	20,751	17,984
General, administrative, and marketing	8,549	11,085	30,106	42,726
Research and development	826	894	2,572	2,744
Interest expense	169	77	504	220
Interest income	(94)	(166)	(304)	(408)
Change in valuation of derivative	44	(412)	111	372
Other expense, net	4	37	348	212
Total costs and expenses	18,028	19,470	59,669	69,985

Earnings (loss) before income taxes	1,990	(3,012)	552	(18,664)
Income tax expense	12	106	137	190
Net Income (loss)	$1,978	$(3,118)	$415	$(18,854)
Effect of preferred stock	(243)	(243)	(730)	(533)
Net Income (loss) applicable to common shares	$1,735	$(3,361)	$(315)	$(19,387)

Income (loss) per common share:
Basic	$0.07	$(0.14)	$(0.01)	$(0.81)
Diluted	$0.07	$(0.14)	$(0.01)	$(0.81)

Weighted average common shares outstanding:
Basic	24,847	24,161	24,804	23,839
Diluted	25,118	24,161	24,804	23,839

Revenues from:
BioGlue	$9,444	$8,917	$29,534	$28,340
Bioprosthetic devices	243	212	774	762
Total products	9,687	9,129	30,308	29,102

Cardiovascular	4,189	3,139	11,550	10,407
Vascular	4,468	2,825	13,066	8,281
Orthopaedic	1,662	1,365	5,223	3,531
Total preservation services	10,319	7,329	29,839	22,219

Other	12	--	74	--
Total revenues	$20,018	$16,458	$60,221	$51,321

Domestic revenues	$17,297	$14,011	$51,497	$43,595
International revenues	2,721	2,447	8,724	7,726
Total revenues	$20,018	$16,458	$60,221	$51,321

CRYOLIFE, INC.
Financial Highlights
(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents, marketable securities,
at market, and restricted securities	$8,157	$12,159
Trade receivables, net	11,754	10,153
Other receivables	4,087	1,934
Deferred preservation costs, net	19,509	13,959
Inventories	5,013	4,609
Total assets	80,464	76,809
Shareholders’ equity	51,472	50,621

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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